EXHIBIT 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

MultiPlan Corporation
 (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Titles	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock	Other	20,000,000	$0.79	$15,800,000	0.00011020	$ 1,741
Total Offering Amounts					$15,800,000	0.00011020	$ 1,741
Total Fee Offsets							$ N/A
Net Fee Due							$ 1,741

(1)				Covers Class A common stock, par value $0.0001 per share, of MultiPlan Corporation (“Common Stock”) under the MultiPlan Corporation 2023 Employee Stock Purchase Plan (the “2023 ESPP”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an indeterminate number of additional shares of Common Stock that may be offered and issued under the 2023 ESPP to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)
Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $0.79 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the New York Stock Exchange on May 8, 2023.